EXHIBIT 15





                  ACCOUNTANTS'  ACKNOWLEDGMENT



The Board of Directors
Minerals Technologies Inc.:

Re:  Registration Statement Nos. 33-59080, 33-65268 and 33-96558


     With respect to the subject registration statements, we acknowledge our awareness of the use therein of our report dated April 30, 1998, related to our review of interim financial information.

     Pursuant to Rule 436(c) under the Securities Act of 1933, such report is not considered a part of a registration statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of sections 7 and 11 of the Act.


                                         Very truly yours,



                                         KPMG Peat Marwick LLP








New York, New York
May 7, 1998